Exhibit No. 21.1

SUBSIDIARIES OF REGISTRANT

    1.       Providential Capital, Inc.

              A wholly-owned subsidiary of the Company

    2.        Provimex, Inc.

A majority-owned (85%) subsidiary of the Company

    3.       Vietnam Media Group, Inc. (formerly Touchlink Communications, Inc.)

A majority-owned (85%) subsidiary of the Company

    4.       Providential Energy Corporation.

A wholly-owned subsidiary of the Company

   5.

PHI Digital, Corp.

A wholly-owned subsidiary of the Company

6.

PhiLand Corporation

A majority-owned (85%) subsidiary of the Company

7.

Providential Vietnam Growth Fund

A Cayman Islands-based private equity fund

of which the Company is the General Partner.

8.

PHI Mining Group, Inc.

A majority-owned (83%) subsidiary of the Company

9.

Providential Vietnam

A wholly-owned subsidiary of the Company